Exhibit 4.32

THIS DEED OF VARIATION is made 2nd day of December, 2002

BETWEEN

(1)	Modern Mind Technology Limited whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter called “MMT”); and

(2)	Jesper Limited whose registered office is situate at P.O. Box 71, Craigmuir, Road Town, Tortola, British Virgin Islands (hereinafter called “JESPER”).

WHEREAS: -

(A)	By a promissory note dated 4th November 2002 (“the Principal Deed”), MMT unconditionally promises to pay to the order of JESPER the principal sum of USD37,500,000.00 in such terms and conditions therein contained.

(B)	The parties hereto have mutually agreed to vary the terms and conditions contained in the Principal Deed in manner hereinafter expressed.

(C)	This Deed is supplemental to the Principal Deed.

NOW IT IS WITNESSETH as follows: -

1.	Under paragraph 1 of the Principal Deed, the name of “MODERN MIND TECHNOLOG LIMITED” shall be deleted and substituted by “MODERN MIND TECHNOLOGY LIMITED”.

2.	Paragraph 2 of the Principal Deed shall be deleted and substituted by the following: -

“If the payment of the said principal sum with interest thereon under this Note is not made on the DUE DATE or is deemed/declared to be due as herein below stated as the case may be, JESPER may, by notice in writing to MMT within 7 days after the DUE DATE or after the date of being deemed/declared to be due, convert the said principal sum together with interest thereon due and the Default Interest as herein below stated (if any) until the date of conversion or any part thereof into ordinary shares of MMT at the conversion rate of USD1.00 for 1 ordinary share of MMT in satisfaction of the said principal sum with interest thereon due and the Default Interest under this Note or any part thereof as the case may be.”

“The said notice shall be deemed to have been duly served on MMT if served on Anchor Limited of 11th Floor, PCL Group Building, 19 Lee Chung Street, Chai Wan, Hong Kong Fax No. (852) 2851 3055 (“MMT’s Agent”) as hereby irrevocably appointed by MMT as agent, either (a) by hand, when actually delivered; or (b) by post, 3 days after posting or 7 days after posting in the case of airmail; or (c) by fax, when dispatched.”

“MMT shall, within 1 month after the service of the said notice, cause to do and execute or procure to be done and executed all such reasonable acts, deeds, things and documents as may be necessary to effect the conversion as hereinabove stated.”

“The option to convert shall not in any event prejudice the rights of JESPER to claim against MMT for any fees and costs incurred as herein below stated.”

3.	Under paragraph 4 of the Principal Deed, the words “on demand” shall be added after the word “payable” in line 16 and 17 respectively.

4.	Under paragraph 4 of the Principal Deed, the words “upon the happening of any of the events referenced in paragraphs (a) through (e) above, default interest shall accrue from the earlier of the date of default or notice from JESPER at a rate of five percent (5%) per annum” in the last 3 lines shall be deleted and substituted by the words “upon the happening of any of the events stated in this paragraph, default interest on the said principal sum and all outstanding interest thereon declared immediately due and payable, shall accrue at the rate of five percent (5%) per annum (“Default Interest”) from the date of the occurrence of the said events until the date of payment”

5.	Under the last paragraph of the Principal Deed, the words “service of process by hand delivery to the address first noted above for MMT” shall be deleted and substituted by the words “the service of any legal process or notice or demand or communication to be sufficiently served if served on MMT’s Agent in manner as hereinabove stated.”

6.	MMT hereby covenants with JESPER that, during the continuance of the Principal Deed, MMT shall not, without the written consent of JESPER:

(a)	increase its own share capital or make any arrangement to do so;

(b)	allot and issue shares or make any arrangement to do so;
(c)	redeem, purchase or reduce its own shares nor pay any dividend or make any arrangement to do so;
(d)	borrow money or incur indebtedness by itself and/or its subsidiaries over USD1,000,000.00 each year or make any arrangement to do so;
(e)	give any guarantee, indemnity or other security by itself and/or its subsidiaries in favour of any other persons or make any arrangement to do so;
(f)	do or cause or permit to be done anything which may affect materially and adversely its own ability to perform the obligations under the Principal Deed and/or under this Deed.

7.	If (i) MMT is in breach of any covenants, terms and conditions under this Deed and/or under the Principal Deed; (ii) any circumstance arises which may (in the opinion of JESPER) affect materially and adversely the ability of MMT to perform the obligations under the Principal Deed and/or under this Deed, the said principal sum with interest thereon shall immediately become due and payable on demand. In such case, the provision of Default Interest under the Principal Deed shall apply.

8.	MMT hereby confirms that the Principal Deed as hereby varied may be assignable in whole or in part without the consent of MMT.

9.	Unless what are stated herein otherwise, all terms and conditions set out in the Principal Deed still remain valid and subsisting and shall have full legal effect.

10.	This Deed shall be governed by and construed in accordance with the laws of British Virgin Islands.

IN WITNESS whereof the parties hereto have duly executed this Deed the date and year first above written.

SEALED with the common seal	)
of MMT and signed by	)
, director	)	For and on behalf of MODERN MIND TECHNOLOGY LIMITED
and/or an authorized person in the presence of :-	) )
Authorized Signature(s)

SEALED with the common seal	)
of JESPER and signed by	)
, director	)	For and on behalf of JESPER LIMITED
and/or an authorized person in the presence of :-	) )
Authorized Signature(s)